Exhibt 3.1.3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACA CAPITAL HOLDINGS, INC.

ACA Capital Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),

DOES HEREBY CERTIFY:

FIRST:            That the Board of Directors of ACA Capital Holdings, Inc. (the “Corporation”) duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and submitting it to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended to change the Base Liquidation Preference of the Series B Preferred Stock by deleting the reference to “$67.42” in Section 4.7.4 of the Certificate of Incorporation and inserting “$62.29” in lieu thereof

SECOND:       That thereafter, the holders at least of a majority in voting power of the issued and outstanding shares of capital stock of the Corporation approved the amendment by written consent in accordance with Section 228 of the GCL.

THIRD:          That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the GCL.

IN WITNESS WHEREOF ACA Capital Holdings, Inc. has caused this certificate to be signed by its authorized officer this 23rd day of November, 2004.

ACA CAPITAL HOLDINGS, INC.

By: /s/ Nora J. Dahlman

Name: Nora J. Dahlman

Title: General Counsel and Secretary